Exhibit 99.1

FOR IMMEDIATE RELEASE

LEINER ENTERS INTO ASSET PURCHASE AGREEMENT WITH NBTY

CARSON, CA, June 10, 2008 – Leiner Health Products Inc. (“Leiner” or “the Company”) today announced that it has conducted and concluded an auction, which resulted in the Company entering into an Asset Purchase Agreement (the “Agreement”) for the sale of substantially all of its assets to NBTY, Inc. (“NBTY”) for a purchase price of $371 million plus the assumption of certain liabilities and purchase price adjustments. Leiner estimates that the resulting consideration will be in excess of $400 million. The auction was conducted Monday, June 9, 2008 pursuant to procedures established by the Bankruptcy Court.

The purchase price will be adjusted based upon the actual net working capital transferred at closing and actual cure cost paid to parties to certain contracts that Leiner will assume and assign to NBTY.

“Leiner is extremely pleased to have entered into a purchase agreement with NBTY,” said President and Chief Executive Officer Rob Reynolds. “We are very encouraged to have an agreement that contemplates that substantially all of our employees will receive employment offers from NBTY.”

Mr. Reynolds continued, “We would also like to thank Leiner’s dedicated employees and customers, who have remained committed to the future success of our business. In addition, the expert guidance and counsel from our advisors was crucial to the success of this process.”

The transaction is subject to regulatory and other customary closing conditions and must be approved by the United States Bankruptcy Court for the District of Delaware. The hearing to approve the transaction is scheduled for June 11, 2008. The transaction is expected to close no later than September 2008.

Houlihan Lokey Howard & Zukin and Alvarez & Marsal are serving as financial advisors to Leiner and Kirkland & Ellis LLP is serving as a legal advisor with respect to the bankruptcy.

Additional information can be obtained from the Company’s website at www.leinerinformation.com or by calling 1-888-264-1304.

About Leiner Health

Founded in 1973 and headquartered in Carson, Calif., Leiner Health Products is America’s leading manufacturer of store brand vitamins, minerals, and nutritional supplements (VMS), as measured by retail sales, and supplies the food, drug, mass merchant and warehouse club (FDMC) retail market. Leiner provides the leading FDMC retailers with over 2,000 products to help its customers create and market high-quality store brands at low prices. It is also the largest supplier of VMS to the U.S. military. Leiner markets its own brand of vitamins under YourLife®. In 2007, Leiner distributed more than 21 billion doses that help offer consumers high quality, affordable choices to improve their health and wellness.

Forward-Looking Statements

This press release, as well as other statements made by Leiner Health Products, or the Company, may contain “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect, when made, the Company’s current views with respect to current events and financial performance. All statements included in this press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future, including statements about the potential benefits of the proposed transaction with NBTY, the expected job offers to substantially all of the Company’s employees, the timing and results of governmental and court approvals, and the expected closing of the proposed transaction, are all forward-looking statements. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include: the risk that the transaction is not consummated or is not consummated within the expected timeframe; the risk that the expected benefits of the proposed acquisition are not realized; risks associated with a termination of debtor-in-possession financing and financing availability prior to closing; the risk that disruption from the transaction may make it more difficult to maintain relationships with customers, employees, vendors or suppliers; and other factors beyond the Company’s control. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Jen Brown, Weber Shandwick
(212) 445-8469